EXHIBIT 23.3



                CONSENT OF MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP



We consent to the references to the name of our firm under the caption "Legal Matters" in the Registration Statement (Form F-3) and related Prospectus of Commtouch Software Ltd. for the registration of Ordinary Shares on behalf of Selling Shareholders of the Company.


                                          MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP


San Francisco, California

August 22, 2001